Exhibit 10(b)
EXECUTION COPY

June 30, 2020
Mr. Naveen Chopra
c/o last address on file
with the Company
Dear Mr. Chopra:
Reference is made to that certain employment agreement between you and the Company dated June 30, 2020 (your “Employment Agreement”). All defined terms used but not defined herein shall have the meanings set forth in your Employment Agreement, as applicable.
This letter is to confirm our understanding, notwithstanding any provision in your Employment Agreement, that you shall receive a one-time lump sum payment in the amount of Two Million Dollars ($2,000,000), less applicable withholdings and deductions, payable within ten (10) days of the Effective Date (the “Signing Bonus”). In the event that you resign employment with the Company other than for Good Reason during the first twelve (12) months following the Effective Date, you must repay the Signing Bonus. In the event that you resign employment with the Company other than for Good Reason thirteen (13) to twenty-four (24) months following the Effective Date, you must replay fifty percent (50%) of the Signing Bonus.
This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that you shall receive a one-time special equity award in the form of Restricted Share Units (RSUs) of ViacomCBS Class B common stock with a grant date value of Four Million Five Hundred Thousand Dollars ($4,500,000).  Such award shall be granted on the tenth (10th) business day immediately following the Effective Date and the number of RSUs granted shall equal the grant date value of $4,500,000 divided by the closing price of the ViacomCBS Class B common stock on the date of grant rounded down to the nearest whole number. The RSUs granted shall vest 25% annually on the 1st, 2nd, 3rd and 4th anniversaries of the grant date subject to the Terms & Conditions of the award. In the event that you are terminated without Cause or resign for Good Reason in accordance with paragraph 11 of the Employment Agreement, this one-time special equity award shall continue to vest at the same time as if you remained actively employed with the Company.
This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that you shall receive a one-time special equity award in lieu of your 2021 LTMIP equity award on the tenth (10th) business day immediately following the Effective Date and the number of RSUs granted shall equal the grant date value of $3,000,000 divided by the closing price of the ViacomCBS Class B common stock on the date of grant rounded down to the nearest whole number. The RSUs granted shall vest 25% annually on the 1st, 2nd, 3rd and 4th anniversaries of the grant date subject to the Terms & Conditions of the award. In the event that you are terminated without Cause or resign for Good Reason in accordance with paragraph 11 of the Employment Agreement, this one-time special equity award shall continue to vest at the same time as if you remained actively employed with the Company. For the avoidance of doubt, your first regular LTMIP grant shall be made in 2022.
This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that the Company will also reimburse you, upon your submission of a request for expense reimbursement, for the value of any pro-rata reimbursements of relocation payments you have been required to make to your former employer due to your termination of employment with that employer prior to the first anniversary of such employment.

This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that you will be required to relocate to the greater New York City metropolitan area no later than July 1, 2021, and that you will be eligible for relocation benefits at the same level and on the same terms and conditions as other similarly-situated executives.
Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement as herein amended shall remain in full force and effect.
If the foregoing correctly sets forth our understanding, please sign and return both copies of this letter that have been provided to you. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,

VIACOMCBS INC.
By:	/s/ Nancy Phillips
	Name:	Nancy Phillips
	Title:	Executive Vice President,
Chief People Officer

ACCEPTED AND AGREED:

/s/ Naveen Chopra
Naveen Chopra

Dated:	Jun 30, 2020